CONSULTING SERVICES CONTRACT
                              WITH STAN MOISEYENKO

      This consulting services agreement ("Consulting Agreement") is made as of this 7th day of July, 2001, by and between Stan Moiseyenko, 1580 La Playa #3, San Francisco, CA 94122 and NUTEK, INC., 1110 Mary Crest Road, Henderson, NV 89014, (referred to herein as the "Company"), with Stan Moiseyenko and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

      WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "NUTK"; and

      WHEREAS, and the Consultant has the working background and knowledge to help the Company develop production samples, prototyping and conduct further research and development of its current and future products.

      WHEREAS, the Company wishes to retain Stan Moiseyenko as a non-exclusive corporate consultant; and

      IT IS, THEREFORE agreed that:

1. Services. The Company shall retain Stan Moiseyenko to provide general consulting services which may include, but not be limited to: develop production samples, prototyping and conduct further research and development of its current and future products. The Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

      The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof for a period of eighteen months. (the "Term").

3.  Compensation.  As compensation for entering into this Consulting
Agreement and for services rendered over the Term, Stan Moiseyenko shall be issued sixty thousand (60,000) shares of the Company's common stock, par value $.001 per share. The stock is to be issued pursuant to the consent of the Company's Board of Directors, shall be issued in the name of Stan Moiseyenko. The Company hereby agrees to register the shares of common stock on a Form S-8 registration statement and the Company shall obtain the requisite opinion letter from its corporate counsel as to the legality of such registration.

4. Arbitration. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5.  Miscellaneous.

           5.1  Assignment. This Agreement is not transferable or assignable.

           5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

          5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

          5.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

          5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

         5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.


                                                NUTEK, INC.
                                                By: /s/ Murray N. Conradie
                                                ----------------------------
                                                Murray N. Conradie, CEO


  AGREED AND ACCEPTED
  By: /s/ Stan Moiseyenko
  --------------------------
  Stan Moiseyenko
  1580 La Playa #3
  San Francisco, CA 94122